Exhibit 10.38

EXECUTION COPY

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS BY IMCLONE SYSTEMS INCORPORATED.  THESE PORTIONS HAVE BEEN MARKED WITH TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]).  THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

BMS-IMCLONE JAPAN AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of October 12, 2007 (the “Effective Date”), is entered into by and among Bristol-Myers Squibb Company, a corporation organized and existing under the laws of the State of Delaware, having offices located at Route 206 & Province Line Road, Princeton, New Jersey (“BMS”), E.R. Squibb & Sons, LLC, a limited liability company organized and existing under the laws of the State of Delaware, having offices located at Route 206 & Province Line Road, Princeton, New Jersey (“ERS”), Bristol-Myers K. K., a Japanese corporation, with its principal place of business at Shinjuku I-Land Tower, 5-1, Nishi-Shinjuku 6-chome, shinjuku-ku, Tokyo, 163-1328, Japan (“BMKK”) (BMS, ERS and BMKK, sometimes collectively, “Bristol”), and ImClone Systems Incorporated, a corporation organized under the laws of the State of Delaware, having offices located at 180 Varick Street, New York, New York 10014 (“ImClone”).  BMS, ERS, BMKK and ImClone are each referred to as a “Party” (or, collectively, as the “Parties”) to this Agreement.

PRELIMINARY STATEMENTS

WHEREAS, ImClone and Merck KGaA, a general partnership limited by shares organized and existing under the laws of the Federal Republic of Germany, having offices located at Frankfurter Straße 250, 64293 Darmstadt, Federal Republic of Germany (“Merck”), entered into that certain Development and License Agreement, dated December 14, 1998, as amended (hereinafter referred to as the “Merck-ImClone Agreement”) with respect to the development and marketing of Cetuximab; and

WHEREAS, ImClone has granted to Merck under the Merck-ImClone Agreement worldwide outside of Canada, Japan and the United States of America (including all territories and possessions thereof) exclusive rights to develop and market Cetuximab; and

WHEREAS, with respect to Japan, the Merck-ImClone Agreement provides that Merck has the co-exclusive rights to develop and market, with the right to sublicense, Final Product in Japan; and

WHEREAS, ImClone, BMS and ERS entered into that certain Development, Promotion, Distribution and Supply Agreement, dated September 19, 2001 (said agreement, as amended heretofore by amendments thereto dated as of March 5, 2002 and July 27, 2007, and as the same may be hereafter amended, hereinafter referred to as the “BMS-ImClone Commercial Agreement”), pursuant to which, among other things, ImClone granted to ERS (i) the exclusive right to distribute, and a co-exclusive right (together with ImClone) to develop

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and promote, ERBITUX (as defined in the BMS-ImClone Commercial Agreement) in North America, and (ii)  a co-exclusive right to develop, distribute and promote (together with the ImClone and the Merck Entities (as such term is defined in the BMS-ImClone Commercial Agreement) in Japan; and

WHEREAS, BMS, ERS, BMKK, ImClone, Merck and Merck Ltd., a Japanese corporation, with its principal place of business at ARCO Tower, 5 F, 8-1, Shimomeguro 1-chome, Meguro-ku, Tokyo 153-8927, Japan (“MJ”), entered into a Co-Development Agreement for the Co-Development of Cetuximab in Japan effective as of December 15, 2004 (the “Japan Co-Development Agreement”); and

WHEREAS, the parties to the Japan Co-Development Agreement have reached agreement on terms of co-Commercialization of Final Product in Japan, and have amended and restated the Co-Development Agreement, effective as of the effective date of this Agreement, to reflect such understanding and agreement (said amended and restated agreement referred to as the “Six-Party Japan Commercial Agreement”); and

WHEREAS, ImClone, BMS, ERS and BMKK desire to enter into this Agreement in order to reflect certain additional agreements among these three parties that are related to each such Party’s willingness to enter into the Six-Party Japan Commercial Agreement, all on the terms and conditions hereinafter set forth below.

NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

1.                                      DEFINITIONS.

Except as otherwise expressly defined in this Agreement, all capitalized terms set forth in this Agreement shall have the meaning set forth in the Six-Party Japan Commercial Agreement.  The following terms shall have the following meaning for purposes of this Agreement:

1.1                                 “Adjusted Profit Or Loss” shall mean the sum of a – (b + c), where:

a =                    BMS’ share of any Profit Or Loss determined under the Six-Party Japan Commercial Agreement as set forth in Section 7.1 thereof with respect to the applicable accounting period, after taking into account any adjustments pursuant to Sections 4.5, 6.4(f)(ii) and 6.4(f)(iii) of said Agreement;

b =                   the Unaccounted For Bristol Expenses with respect to the applicable accounting period; and

c =                    the Unaccounted For ImClone Expenses with respect to the applicable accounting period.

Adjusted Profit Or Loss, as set forth in this definition, shall be calculated in accordance with GAAP (and IFRS, where used by Merck to calculate Profit Or Loss) and the standard accounting practices that a Party customarily applies to other products sold by it.  Items of cost

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or expense shall only be taken into account once in determining Adjusted Profit Or Loss.  For example, if any cost or expense is already taken into account as an Allowable Expense, such cost or expense shall not be taken into account again as an Unaccounted For Bristol Expense or as an Unaccounted For ImClone Expense.  “Adjusted Profit” means a positive Adjusted Profit Or Loss; “Adjusted Loss” means a negative Adjusted Profit Or Loss.

1.2           “Unaccounted For Bristol Expenses” means those expenses, whether paid or payable, incurred by BMS, BMKK and their Affiliates with respect to an applicable accounting period in connection with the performance of any obligations or covenants required of BMS, BMKK and their Affiliates under (i) the BMS-ImClone Commercial Agreement (with respect to Japan) and (ii) the Six-Party Japan Commercial Agreement for each of the following categories of expenses, but only where, in each case (i) and (ii), such expenses: (A) are not already taken into account as an Allowable Expense in determining Profit Or Loss for such accounting period, (B) are reasonably contemplated by and/or reasonably incurred in connection with the performance of any such obligations or covenants (and, where reasonably contemplated by a given Approved Plan, are incurred consistent with such Approved Plan after taking into account any permitted cost overruns under the BMS-ImClone Commercial Agreement (with respect to Japan) and/or the Six-Party Japan Commercial Agreement or that are approved by the SCJ, the JEC or the JCC), and (C) are specifically identifiable or reasonably allocable to the performance of the applicable activities set forth below:

[**]

As promptly as reasonably practicable following approval by the SCJ of an Approved Plan, ImClone and Bristol shall meet to arrive at an agreed upon number of FTEs that Bristol is anticipated to devote to the tasks assigned to it in the Approved Plan (the “Bristol FTE Budget”).  Unaccounted For Bristol Expenses shall be calculated using the Bristol FTE Budget for the costs set forth in Sections 1.2.1-1.2.5 regardless of the actual FTEs devoted by Bristol to such tasks in the relevant period; provided, that, if and where Bristol also tracks the actual number of FTEs in the ordinary course of its business operations devoted to such FTE task, then, if the actual number of such FTEs devoted by Bristol deviates (higher or lower) from the Bristol FTE Budget by [**], the Unaccounted For Bristol Expenses shall be calculated using [**].  By way of example, if the Bristol FTE Budget is [**] FTEs and the number of FTEs actually devoted is [**], the number used in calculating Unaccounted For Bristol Expenses is [**].  By way of further example, if the Bristol FTE Budget is [**] FTEs and the number of FTEs actually devoted is [**], the number used in calculating Unaccounted For Bristol Expenses is [**].

For clarification, no payments made by Bristol pursuant to Section 6.2(v) or 6.4(f)(i)(2)(x) or (y) of the Six-Party Japan Commercial Agreement shall be included in Unaccounted for Bristol Expenses.

1.3           “Unaccounted for ImClone Expenses” means those expenses, whether paid or payable, incurred by ImClone and its Affiliates with respect to an applicable accounting period in connection with the performance of any obligations or covenants required of ImClone and its Affiliates under (i) the BMS-ImClone Commercial Agreement (with respect to Japan) and (ii) the Six-Party Japan Commercial Agreement for each of the following categories of

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expenses, but only where, in each (i) and (ii), such expenses: (a) are not already taken into account as an allowable expense in determining Profit Or Loss or in determining unaccounted for ImClone payments for such accounting period, (b) are reasonably contemplated by and/or reasonably incurred in connection with the performance of any such obligations or covenants (and, where reasonably contemplated by a given Approved Plan, are consistent with such Approved Plan after taking into account any permitted cost overruns under the BMS-ImClone Commercial Agreement (with respect to Japan) and/or the Six-Party Japan Commercial Agreement or that are approved by the SCJ, the JEC or the JCC), and (c) are specifically identifiable or reasonably allocable to the performance of the applicable activities set forth below:

[**]

As promptly as reasonably practicable following approval by the SCJ of an Approved Plan, ImClone and Bristol shall meet to arrive at an agreed upon number of FTEs that ImClone is anticipated to devote to the tasks assigned to it in the Approved Plan (the “ImClone FTE Budget”).  Unaccounted For ImClone Expenses shall be calculated using the ImClone FTE Budget for the costs set forth in Sections 1.3.1-1.3.3 regardless of the actual FTEs devoted by ImClone to such tasks in the relevant period; provided, that, if and where ImClone also tracks the actual number of FTEs in the ordinary course of its business operations devoted to such FTE task, then, if the actual number of FTEs devoted by ImClone deviates (higher or lower) from the ImClone FTE Budget by [**], the Unaccounted For ImClone Expenses shall be calculated using [**].  By way of example, if the ImClone FTE Budget is [**] FTEs and the number of FTEs actually devoted is [**], the number used in calculating Unaccounted For ImClone Expenses is [**].  By way of further example, if the ImClone FTE Budget is [**] FTEs and the number of FTEs actually devoted is [**], the number used in calculating Unaccounted For ImClone Expenses is [**].

2.                                      SHARING OF ADJUSTED PROFIT OR LOSS; OTHER PAYMENTS.

2.1                                 Sharing and Payment of Adjusted Profit Or Loss.  Subject to Sections 2.3 and 3.5 of this Agreement:

2.1.1                        ImClone and BMS shall each receive one-half of the Adjusted Profit and each shall bear one-half of the Adjusted Loss determined hereunder.  BMS shall pay ImClone fifty percent (50%) of Adjusted Profits, and ImClone shall pay to BMS fifty percent (50%) of the Adjusted Loss, determined on a calendar year basis.  Payment shall be made under this Agreement on a Quarterly basis, it being agreed that Quarterly payments shall be reconciled as part of the year-end final determination of Adjusted Profit Or Loss for a given year concurrently with the determination of the amount of any reconciliation payments for a calendar year under Section 4.5(d) of the Six-Party Japan Commercial Agreement.

2.1.2                        Within 30 days of the end of each Quarter, Bristol shall provide to ImClone its calculated value for variable 1.1b and ImClone shall provide to Bristol its calculated value for variable 1.1c, along with sufficient documentation to reasonably establish the accuracy of these numbers.  Following receipt of such values and documentation, a Party will have 15 Business Days to determine whether each of the components included in such

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value are properly included therein pursuant to this Agreement and to communicate any findings to the other Party.  Each Party shall also furnish the other with (i) any information provided to Merck or MJ, or by Merck or MJ to one of the Parties hereto, that is used to determine the calculation of Profit Or Loss for such Quarter, and/or which otherwise accompany Merck’s payment of Profits to Bristol or invoice to Bristol for its share of Loss; and (ii) all documents concerning costs and/or expenses which were furnished by Bristol or ImClone to the SCJ and/or the appropriate subcommittee in connection with the formulation, verification and/or reconciliation of Approved Plans.  Each of ImClone and Bristol shall have the right to further request any other documents to which it would otherwise be entitled under the BMS-ImClone Commercial Agreement with respect to enabling ImClone to verify the accuracy and validity of any payment made to or by Bristol or ImClone pursuant to this Agreement or the Six-Party Japan Commercial Agreement.

2.1.3        Either Party may object to the calculated values of variables 1.1b and 1.1c within 15 Business Days of receipt of said calculated values and related documentation.  If there is any objection to the calculation provided, the Parties will promptly confer and endeavor to resolve any differences.  If there is an objection to any component of these calculated variables, the Parties shall promptly confer to resolve the objections.  In the case of an objection, the payments due on the remainder of the Adjusted Profit or Adjusted Loss for which there is no objection will still be due as provided in Section 2.1.4 below, with any balance with respect to the disputed portion to be paid within 30 days following resolution of the dispute.

2.1.4        Within five Business Days after receipt by Bristol of its share of any Profit (in Quarters where there is a Profit) from Merck/MJ pursuant to Section 4.5 of the Six-Party Japan Commercial Agreement, either Bristol will pay to ImClone its share of Adjusted Profit determined pursuant to this Section 2.1 or ImClone will pay to Bristol its share of Adjusted Loss determined pursuant to this Section 2.1.  Within five Business Days after payment by Bristol of its share of any Loss (in Quarters where there is a Loss) to Merck/MJ pursuant to Section 4.5 of the Six-Party Japan Commercial Agreement, either Bristol will pay to ImClone its share of Adjusted Profit determined pursuant to this Section 2.1 or ImClone will pay to Bristol its share of Adjusted Loss determined pursuant to this Section 2.1.

2.2                                 Japan Development Costs.

2.2.1                        ImClone and BMS shall each bear one-quarter of the total Development Costs determined under the Six-Party Japan Commercial Agreement.  ImClone or BMS shall make a reconciling payment to the other with respect to such Development Costs, at the same time as BMS/BMKK and Merck/MJ are determining and making a payment to share same pursuant to Sections 4.4 and 4.5 of the Six-Party Japan Commercial Agreement.

2.2.2                        BMS and ImClone shall also each reimburse the other for one-half of any Development Costs (as such term is defined in the BMS-ImClone Commercial Agreement) that are incurred by such Party or its Affiliates pursuant to and in accordance with the BMS-ImClone Commercial Agreement with respect to development of Erbitux and Final Product in Japan and that are not taken into account in determining Development Costs (as such term is defined in the Six-Party Japan Commercial Agreement) under Section 2.2.1 above in the Six-Party Japan Commercial Agreement.  ImClone and BMS shall report to one another such costs

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and remit the amount due the other under this Section 2.2.1 for a given Quarter in accordance with the BMS-ImClone Commercial Agreement.

2.3           Royalty Cap.  Under Section 9.4(c) of the BMS-ImClone Commercial Agreement, the sharing of certain Third Party Payments for damages, milestones, royalties, license fees and similar payments by BMS and its Affiliates is capped at certain levels with respect to Japan, after which ImClone is responsible for the payment of any such Third Party Payments.  Accordingly, BMS and ImClone agree that should the damages, awards and Third Party Payments that are attributable to the manufacture (by any Party, its Affiliates or a Third Party) of Cetuximab or Final Product for use and sale in Japan or to the use or Commercialization (by any Party or its Affiliates, by Merck and its Affiliates, or by any Third Party) of Cetuximab or Final Product in Japan and that are taken into determining Profit Or Loss for a given accounting period exceed [**] of Net Sales in such accounting period, then, to the extent that BMS/BMKK is not otherwise being indemnified for such damages, awards and Third Party Payments pursuant to the Six-Party Japan Commercial Agreement, ImClone shall pay to BMS such amount as equals the difference between (x) what BMS’ share of Adjusted Profit Or Loss would have been if the damages, awards and Third Party Payments taken into account in determining Profit Or Loss for such Accounting Period had only been [**] and (y) the Adjusted Profit Or Loss determined using all the damages, awards and Third Party Payments that were taken into account for such accounting period (“Royalty Cap Payment”).  Any such Royalty Cap Payment may be taken into account by BMS to offset any payment of Adjusted Profit otherwise required to be made by BMS to ImClone pursuant to Section 2.2.1 or to increase ImClone’s share of Adjusted Loss payable by it to BMS; if not so offset or added by BMS, such payment shall be paid by ImClone within 30 days after receipt of an invoice from BMS for same.

2.4           Minimum Spend.  The Parties agree that, for 2004, 2005, 2006 and thereafter, for so long as the Six-Party Japan Commercial Agreement remains in force and effect with respect to BMS, any specific required amounts that BMS would otherwise be or have been required to spend under the BMS-ImClone Commercial Agreement with respect to Japan for Registrational Study Spend, Non-Registrational Study Spend, Marketing Budget and A&P spend (as such terms were defined in the BMS-ImClone Commercial Agreement prior to the execution of Amendment No. 2 thereto dated as of July 27, 2007), and any specific number of Sales Force Representatives that BMS would otherwise be required to devote under the BMS-ImClone Commercial Agreement with respect to Japan, shall be of no force and effect.  In the event of termination of the Six-Party Japan Commercial Agreement, such contract required amounts shall be reinstated, but any specific required amounts that BMS would otherwise be required to spend under the BMS-ImClone Commercial Agreement with respect to Japan for the year of termination (if other than effective as of December 31), shall be prorated for the year of termination based on the number of days remaining in the year of termination.  This Section 2.4 shall not otherwise affect or vary any diligence or efforts obligations with which BMS would otherwise be required to satisfy with respect to Japan under the Six-Party Japan Commercial Agreement or the BMS-ImClone Commercial Agreement.

2.5           Sharing of Penalties Paid by Merck for Failure to Provide Required PDEs.  In the event that Merck/MJ fails to provide the PDEs required pursuant to the Six-Party Japan Commercial Agreement such that Merck/MJ pays a penalty pursuant to Section 6.4(f)(i)(2)(y)

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thereof (the “PDE Penalty”), then Bristol, within 30 days after upon receipt of the PDE Penalty from Merck/MJ, shall pay [**] of the amount received to ImClone.  However, to the extent that Bristol replaces any of the unprovided PDEs then Bristol shall be entitled to retain such portion of ImClone’s share of such PDE Penalty otherwise payable to ImClone that corresponds to the percentage of the PDEs not provided by Merck/MJ that BMS replaces.  By way of example, if Merck/MJ failed to provide [**] PDEs and Bristol replaced [**] of such PDEs, then Bristol would receive [**] of the total PDE Penalty ([**])) and ImClone would receive [**] of the total PDE Penalty.  If however, Bristol replaced all [**] PDEs not provided by Merck/MJ, then Bristol would retain [**] of the total PDE Penalty and ImClone would receive [**] of the PDE Penalty.  For clarification, ImClone will not share in any payments made to Bristol pursuant to Section 6.2(v), or 6.2(b)(v) or 6.4(f)(i)(2)(x) of the Six-Party Japan Commercial Agreement, nor will ImClone be liable for any payments made by Bristol pursuant to Section 6.2(v), or 6.4(f)(i)(2)(x) or (y) of the Six-Party Japan Commercial Agreement.

3.                                      DILIGENCE, GOVERNANCE, REPORTING AND MISCELLANEOUS MATTERS.

3.1           Diligence.  Neither this Agreement nor the Six-Party Japan Commercial Agreement varies or supersedes the diligence that Bristol (or its Affiliates) is required to exercise in Japan or elsewhere under the BMS-ImClone Commercial Agreement.

3.2           Documents.  Bristol shall furnish ImClone, on a regular and ongoing basis, with all material documents exchanged between Bristol and Merck/MJ pursuant to the Six-Party Japan Commercial Agreement relating to the performance of a Bristol or Merck/MJ obligation under the Agreement, which documents ImClone would not otherwise have access to through ImClone’s representation on the SCJ or any subcommittee thereof.

3.3           Voting.  Subject to Sections 3.5 and 3.7 below, the votes cast by Bristol and ImClone on the SCJ and its subcommittees shall be determined by each Party separately and shall be cast as provided in the Six-Party Japan Commercial Agreement, provided, that any votes cast by BMS, BMKK or ImClone thereunder shall be consistent with applicable terms of this Agreement and the BMS-ImClone Commercial Agreement and any undisputed decisions by an applicable committee under the BMS-ImClone Commercial Agreement not subject to further approval by a higher committee (i.e., decisions that have not been submitted for approval or dispute resolution to a higher committee to which it reports or for binding arbitration as permitted by the BMS-ImClone Commercial Agreement).

3.4                                 Termination of Six-Party Japan Commercial Agreement.

3.4.1                       Breach by Merck/MJ.

(a)                                  To the extent that the Six-Party Japan Commercial Agreement gives either Bristol or ImClone the right to terminate such agreement as to Merck/MJ pursuant to Section 14.3(a) or 14.4(a) thereof based on an Uncured Material Default (as such term is defined in the Six-Party Japan Commercial Agreement) by Merck or MJ (or their Affiliates), Bristol and ImClone agree that neither shall exercise such termination right unless both Bristol and ImClone agree to such termination.

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(b)           In the event that Section 14.3(a) or 14.4(a) of the Six-Party Japan Commercial Agreement should apply such that Merck/MJ rights and obligations under that Agreement are terminated, then, for so long as the BMS-ImClone Commercial Agreement remains in force and effect thereafter, ImClone will not grant any license or sublicense rights or any co-promotion or co-marketing rights to any Third Party to develop or commercialize Cetuximab or Final Product in Japan, nor shall ImClone or its Affiliates develop, commercialize, co-promote or co-market Cetuximab or Final Product in Japan except in accordance with the applicable provisions of the BMS-ImClone Commercial Agreement.  Further, subject to Section 7.2 hereof and other applicable terms and conditions of this Agreement that apply following such termination and to those terms and conditions of the Six-Party Japan Commercial Agreement that survive such termination, the Parties obligations with respect to Japan following such termination shall be governed by the terms and conditions of the BMS-ImClone Commercial Agreement thereafter with respect to Japan.

3.4.2        Termination by BMS/BMKK.  In the event that the BMS-ImClone Commercial Agreement has expired and it is commercially unreasonable for ImClone to continue to co-commercialize and co-develop Final Product in Japan under the Six-Party Japan Commercial Agreement, BMS/BMKK shall voluntarily terminate the Six-Party Japan Commercial Agreement pursuant to Section 14.5 thereof within 30 days following written notice by ImClone to BMS/BMKK requesting such termination.  As part of such notice to BMS, ImClone shall provide to BMS in writing its reasons for why it is commercially unreasonable for ImClone to so continue.  If requested by BMS or BMKK within 30 days following receipt by BMS of such notice and reasons from ImClone, BMS and ImClone will meet and confer for up to 90 ninety days thereafter in an effort to determine if a mutually acceptable agreement can be reached that would avoid the need for such termination (during which time, BMS shall not be obligated to voluntarily terminate the Six-Party Japan Commercial Agreement pursuant to Section 14.5 thereof).  It is further understood that the term “commercially unreasonable” shall be based on the facts and circumstances then prevailing with respect to Final Product in Japan (including, without limitation, the Parties’ experience under the Six-Party Japan Commercial Agreement and the relative return on the resources that ImClone is devoting to performing its obligations under the Six-Party Japan Commercial Agreement) and shall not take into consideration more financially favorable or beneficial commercial terms that would be available to ImClone (whether by co-commercializing with a Third Party, granting Merck exclusive co-commercialization rights, or co-commercializing itself with Merck) if the Six-Party Japan Commercial Agreement were to terminate.  For the avoidance of doubt, if the parties do not agree as to whether such commercially unreasonable circumstances exist, the matter shall be settled by arbitration pursuant to the terms of Section 16.13(a) of the BMS-ImClone Commercial Agreement.

3.5           Bridging Studies.  In the event that positive data is obtained from one or more Western Phase III registrational clinical trials for a given line of therapy such that the Japan Pharmaceutical and Medical Devices Agency (“PMDA”) acknowledges in writing that, based on such positive Western data, only one or more successful Bridging Studies (as defined below) would be needed and sufficient in order for the Parties to obtain approval in Japan for such line of therapy using such Western data and the successful results of such Bridging Study or Bridging Studies, then, so long as Merck/MJ is willing to co-fund and co-develop all such needed Bridging Studies, neither Party will unreasonably withhold, delay or condition its

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consent to funding its share of such Bridging Study or Bridging Studies; provided, that (x) the foregoing shall not affect a Party’s consent rights with respect to the scientific integrity, safety or design of such Bridging Study and (y) the Parties reasonably expect that such studies will have been completed, and that BMKK or MJ shall have received all data needed to be filed with the PMDA following the completion of all such Bridging Studies, for a given Indication by not later than December 31, 2014.  A “Bridging Study”, for purposes of this Section 3.5, means a Phase I or Phase II study (usually enrolling 20 to 50 patients), done in Japanese patients or other Asian patients acceptable to the PMDA and conducted in Japan (and/or such other Asian countries acceptable to the PMDA), whose purpose is to demonstrate the validity of said positive Western clinical trial results in the Japanese population.  The design and sample size of any such Bridging Study is generally discussed and agreed upon by the study sponsor with the Japan Pharmaceutical and Medical Devices Agency prior to the conduct of the Study.

3.6           Sublicense.  In the event that BMS should propose to sublicense its rights under Section 10.3 of the Six-Party Japan Commercial Agreement, then ImClone will not unreasonably withhold, delay or condition its consent to any such Sublicense under Section 10.3(h) of said Agreement or to any sublicense of BMS’ rights and obligations as they pertain to Japan under this Agreement and any BMS-ImClone Commercial Agreement, provided, that (i) any terms and conditions of Section 10.3 applicable to the grant of any such Sublicense are satisfied, (ii) BMS guarantees the performance of the obligations pertaining to Japan under this Agreement and any BMS-ImClone Commercial Agreement that are sublicensed to such Sublicensee, and (iii) the grant of any such Sublicense or any sublicense under this Agreement and the BMS-ImClone Commercial Agreement shall not relieve BMS or BMKK of its obligations under this Agreement or the BMS-ImClone Commercial Agreement as they pertain to Japan, except to the extent they are satisfactorily performed by such Sublicensee.

3.7           Competing Product.  In the event that ImClone, any of its Affiliates, or its or their licensees or sublicensees (other than BMS, Merck, or their respective Affiliates) acting under the authority of such license or sublicense should Develop (after the date that a product became a Competing Product), promote or otherwise commercialize a Competing Product in Japan (whether by itself, through an Affiliate, through co-promotion or co-marketing, or through the grant of a license or sublicense to a Third Party to manufacture or Commercialize a Competing Product) without the co-funding of, or co-participation in, such activities by BMS/BMKK, then: (i) BMS will have the deciding vote thereafter at the JEC level under the BMS-ImClone Commercial Agreement with respect to the development and/or commercialization of Cetuximab, Final Product or Alternative Final Product in Japan; and (ii) ImClone will, with respect to the development of Cetuximab, Final Product and Alternative Final Product in Japan, cast any votes to which it may be entitled at any committee or subcommittee level under the Six-Party Japan Commercial Agreement consistent with the vote cast by BMKK/BMS at such committee or subcommittee at the SCJ or any Subcommittee; provided, that the foregoing shall not apply to any vote cast by ImClone where ImClone believes in good faith that there are good grounds that the proposed course of development activities are reasonably likely to be significantly detrimental to the product profile or marketing of the Final Product for existing Indications in Japan (by way of example and without limitation because the proposed protocol is poorly designed or is likely to yield poor results), or are reasonably likely to materially adversely impact the Commercialization of the Final Product in the EU or the U.S., or that the proposed course of activities presents a medical

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risk/benefit that is so unfavorable as to be incompatible with the welfare of patients.  Nothing in the foregoing shall, or is intended to, create or imply, or is intended to create or imply, any additional right in ImClone to Develop (after the date that a product became a Competing Product), promote or otherwise commercialize a Competing Product in Japan without BMS’ consent thereto and participation in the co-development, co-promotion and/or co-commercialization thereof.

3.8           Co-Promotion Option.  For so long as the Six-Party Japan Commercial Agreement remains in force and effect, and BMS remains a party thereto, ImClone will not exercise any Co-Promotion Option with respect to Japan under Section 5.6 of the BMS-ImClone Commercial Agreement nor exercise any remedy with respect to Japan under Sections 3.9 or 5.6(e) of the BMS-ImClone Commercial Agreement.

3.9           Conflict.  In the event of a conflict between the BMS-ImClone Commercial Agreement and this Agreement, the terms of this Agreement shall control as to the specific subject matter hereof.

4.                                      AUDIT RIGHTS.

4.1           Audit.  The respective audit rights of Bristol and ImClone under this Agreement shall be governed by the same terms and conditions as apply to audits permitted under the BMS-ImClone Commercial Agreement.

5.             REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF WARRANTIES

5.1                                 Representations and Warranties.  Each of Bristol and ImClone represents and warrants to the other, as of the Effective Date, that:

5.1.1        It is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

5.1.2        This Agreement is legally binding on it, and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law or any order of any court, governmental body or administrative or other agency having jurisdiction over it;

5.1.3        It has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

5.2           Disclaimer.  Except as expressly set forth in this agreement or in the BMS-ImClone Commercial Agreement to which such Party is a party, no Party makes any representations or extends any warranties of any kind, either express or implied, and each Party expressly disclaims all implied warranties of merchantability and of fitness for a particular purpose or use, with respect to the subject matter of this agreement.

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6.                                      CONFIDENTIALITY; EXCEPTIONS.

6.1           Reference to Commercial Agreement.  The confidentiality provisions of the BMS-ImClone Commercial Agreement shall apply to any Confidential Information exchanged between the parties under this Agreement.

6.2           Use of Confidential Information.  Each of Bristol and ImClone shall use, and cause each of its Affiliates to use, any Confidential Information obtained pursuant to this Agreement solely in connection with the activities or transactions contemplated under this Agreement, the Six-Party Japan Commercial Agreement, and the BMS-ImClone Commercial Agreement.

7.                                      TERM.

7.1           Term; Termination.   This Agreement shall become effective as of the Restatement Effective Date. This Agreement shall continue until (a) the Six-Party Japan Commercial Agreement expires as provided in Section 14.1(a) thereof (without being terminated prior to expiration); (b) BMS, BMKK or ImClone ceases to be a party to the Six-Party Japan Commercial Agreement pursuant to Section 14.2, 14.3(b) or 14.4 of the Six-Party Japan Commercial Agreement; (c) termination by BMS/BMKK pursuant to Section 14.5 of the Six-Party Japan Commercial Agreement; or (e) the Six-Party Japan Commercial Agreement terminates for any other reason than those in (a), (b) or (c) of this Section 7.1, and BMS (and/or BMKK as the case may be) and ImClone have entered into a New Agreement as provided in Section 7.2 below.  The Parties agree that Section 13.1 of the BMS-ImClone Commercial Agreement shall not apply so as to trigger termination of the Six-Party Japan Commercial Agreement, unless such termination is triggered by reason of Section 13.2 or 13.3 of the BMS-ImClone Commercial Agreement.

7.2                                 Effect of Certain Terminations.

7.2.1        If the Six-Party Japan Commercial Agreement is terminated based on either termination of the Merck-ImClone Agreement for any reason, for breach by Merck, MJ or their Affiliates pursuant to Section 14.3(a) or 14.4 or voluntary termination by Merck or MJ under Section 14.5 of the Six-Party Japan Commercial Agreement, then BMS/BMKK and ImClone shall promptly begin good faith negotiations to enter into a new agreement (“New Agreement”) with a view to finalizing within six months thereafter, with such New Agreement to cover the development and Commercialization of Erbitux/Final Product for, and the manufacture of Final Product for use and sale in, Japan only, with the understanding that the framework for such New Agreement will be the BMS-ImClone Commercial Agreement as it applies to Japan, except for those provisions of the Six-Party Japan Commercial Agreement that survive any termination of such Agreement and except as follows:

(a)           BMKK will provide all of the sales force detailing, marketing, and promotional effort for Final Product in Japan, and will use Diligent Efforts to provide such efforts and support as required by, and in accordance with, those Approved Commercialization Plans then agreed upon as of such termination date; provided, that BMKK shall have a reasonable time (not to exceed six months without good cause) in which to ramp up Sales Force

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personnel and other internal FTE requirements following such termination in order to perform the assumed Commercialization obligations of Merck/MJ.  Following the expiration of the time period covered by such Approved Commercialization Plans, BMS/BMKK shall exercise such Commercialization efforts obligations with respect to Japan as it would otherwise be required to devote under the BMS-ImClone Commercial Agreement;

(b)           Except for any adjustments as may be required to reflect Section 3.1(c) of the Six-Party Japan Commercial Agreement, BMS/BMKK and ImClone will evenly provide the Development effort and evenly share the Development Costs with respect to Erbitux and Final Product in Japan in accordance with the then approved Annual Development Plan and Budget and Long-Term Development Plan (and will evenly share what would otherwise have been Merck/MJ’s share of such Development Costs thereunder). Following the expiration of such Annual Development Plan and Budget and Long-Term Development Plan, or with respect to any new clinical studies to be added thereto for Japan, BMS and ImClone shall exercise such Development efforts obligations as would otherwise apply to each such Party under the BMS-ImClone Commercial Agreement with respect to Japan; provided, that there shall be no specific required amounts for BMS to spend under the BMS-ImClone Commercial Agreement with respect to Japan for Registrational Study Spend and Non-Registrational Study Spend (as such terms were defined in the BMS-ImClone Commercial Agreement prior to the execution of Amendment No. 2 thereto dated as of July 27, 2007);

(c)           Except as needed (i) to reflect Section 3.1(c) of the Six-Party Japan Commercial Agreement and BMS’ cap under Section 9.4(c) of the BMS-ImClone Commercial Agreement on the royalties or damages to be taken into account that are attributable to Net Sales in Japan, and (ii) to exclude from the calculation of Profit Or Loss amounts for which BMS and its Affiliates are not responsible pursuant to the first two sentences of the second paragraph of Section 1 of the Release, Waiver and Covenant Not to Sue, dated as of July 27, 2007, among ImClone, BMS, and E.R. Squibb & Sons, LLC, the New Agreement will provide for equal sharing of Profit Or Loss;

(d)           Sharing of Third Party Payments with respect to Japan will be as set forth in Section 9.4(c) of the BMS-ImClone Commercial Agreement;

(e)           Sections 3.7 of this Agreement and Section 10.2 of the Six-Party Japan Commercial Agreement will no longer apply;

(f)            Indemnification shall be addressed substantially as provided in Sections 12.2 and 12.3 of the BMS-ImClone Commercial Agreement; provided, that the foregoing shall not affect or supersede the application of any indemnification obligations that survive termination of the Six-Party Japan Commercial Agreement or the application of any provisions in Sections 14.2, 14.3, 14.4, 14.5, 14.6, 14.7 or 14.8 thereof, as applicable;

(g)           ImClone would supply Final Product to BMKK for use and sale in Japan, in accordance with the terms of the BMS-ImClone Commercial Agreement, as modified by applicable provisions of the Six-Party Japan Commercial Agreement and BMKK will provide, or arrange through a Third Party to provide, fill/finish and/or Packaging and Release services for Final Product for Japan; provided, that the Parties will cooperate to ensure

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an appropriate and reasonable transition period as needed to upgrade, prepare and qualify any necessary facilities with applicable regulatory authorities needed to implement same;

(h)           BMKK will provide forecasts for Japan in the manner as had been established under the Six-Party Japan Commercial Agreement;

(i)            Regulatory matters shall be handled as provided in the BMS-ImClone Commercial Agreement, as supplemented or modified by the BMS-ImClone Japan Agency Agreement among BMS, BMKK, and ImClone, dated January 25, 2007, as amended;

(j)            The New Agreement shall retain the committees and other decision making bodies, approval rights and decision making processes and procedures of the Six-Party Japan Commercial Agreement, except that (i) Merck/MJ shall not have any representation on such committees and shall not have any approval rights, (ii) Bristol and ImClone shall have equal numbers of representatives on such committees, and (iii) decision making and tie-breaking votes shall follow the procedures set forth in the then applicable BMS-ImClone Commercial Agreement for the corresponding committees set forth therein;

(k)           The New Agreement will provide for the Erbitux® Trademark to be exclusively licensed by ImClone to BMS/BMKK for use in connection with the commercialization of Final Product in Japan during the term of the New Agreement; and

(l)            The term of the New Agreement would continue until the earlier of (i) the termination or expiration of the BMS-ImClone Commercial Agreement, and (ii) the date that the Six-Party Japan Commercial Agreement would otherwise have expired (without regard to early termination other than permitted terminations under Section 14.5 thereof) pursuant to Section 14.1 thereof, subject to sooner termination for Uncured Material Default by BMS or ImClone.

7.2.2                        Unless specifically modified by such New Agreement (as mutually agreed by BMS/BMKK and ImClone, in its sole discretion, following any termination that results in negotiation of a New Agreement), any such New Agreement shall not affect, and each of ImClone and BMS/BMKK shall retain, all rights separately granted to each them, and obligations that are retained by them, under the Six-Party Japan Commercial Agreement that survive termination of such Six-Party Japan Commercial Agreement, including the rights and obligations set forth in Article 14 of the Six-Party Japan Commercial Agreement.  Pending the execution of any such New Agreement, each Party shall continue to perform any obligations that it may have with respect to Japan under this Agreement, the BMS-ImClone Commercial Agreement, the Six-Party Japan Commercial Agreement, and any other agreement (including manufacturing agreements) that such may at such time have entered into with a Party or its Affiliates or with Third Parties relating to Japan.

7.3           Other Terminations.  Upon termination of this Agreement pursuant to any of Sections 7.1(a), 7.1(b) or 7.1(c) of this Agreement, the Parties’ obligations with respect to Japan following such termination shall be governed by the terms and conditions of the BMS-ImClone Commercial Agreement thereafter with respect to Japan, subject to and/or as amended by the terms and conditions of this Agreement that apply following such termination and

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subject to those terms and conditions of the Six-Party Japan Commercial Agreement that survive such termination.

7.4           Accrued Rights; Surviving Obligations.  Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any of the Parties prior to such termination or expiration, including without limitation the payment of any amounts that have accrued, or that remain to determined pursuant to Article 2 of this Agreement and are reasonably allocable to the period, through the date of termination.  Such termination shall not relieve any of the Parties from any obligation which is expressly indicated to survive termination or expiration of this Agreement.  All of the Parties’ rights and obligations under Articles 4, 6, 7 and 8 and Sections 2.4, 3.6 and 5.2 shall survive termination of this Agreement.

8.                                      MISCELLANEOUS.

8.1           Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship among the Parties.  Neither ImClone nor Bristol shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

8.2           Assignment.  Each Party may assign its rights and obligations under this Agreement, to a Person to which such Party is permitted to assign, and to which such Party has assigned, all of its rights and obligations under the Six-Party Japan Commercial Agreement.  BMS, ERS and BMKK hereby consent to any assignment by ImClone of the Six Party Japan Commercial Agreement and this Agreement to an entity that is an Affiliate of ImClone (subject to the same terms and conditions as are contained in Section 16.2 of the Six Party Japan Commercial Agreement applying to the assignment of this Agreement), it being understood that (a) ImClone will remain responsible (jointly and severally) with such Affiliate for the performance of such assigned obligations (including for the payment of any amounts owed by such Affiliate) under the Six Party Japan Commercial Agreement and this Agreement (as either such agreement may be amended or supplemented hereafter), and (b) ImClone will cause such assignment to terminate if such entity ceases to be an Affiliate of ImClone and shall immediately assume the performance of all such assigned obligations.  ImClone agrees to take such action as may be necessary to keep itself informed as to the scope and performance of such obligations.  ImClone’s joint and several responsibility will not be discharged by any extension, amendment, modification, or renewal by such ImClone Affiliate with respect to any obligation so assigned to such ImClone Affiliate. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

8.3           Affiliates of the Parties.  Each Party shall cause its applicable Affiliates to take such actions as are necessary for such Party to fulfill its obligations under this Agreement.

8.4           Books and Records.  Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with GAAP.

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8.5           Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.6           Notice.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by facsimile transmission (receipt verified) or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(i)            in the case of ImClone, to:

ImClone Systems Incorporated
180 Varick Street
New York, New York 10014 USA
Attention:	General Counsel
Facsimile:	(1 212) 645-2770
Telephone:	(1 646) 638-5027

with a copy to:

Attention:	Senior Vice President Regulatory Affairs,
Biostatistics and Quality Assurance
Facsimile:	(1 908) 218-0555
Telephone:	(1 908) 541-2250

(ii)           in the case of Bristol (either BMS or BMKK), to:

Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 & Province Line Road
Princeton, New Jersey 08543-4000 USA
Attention:	Vice President and Senior Counsel,
Worldwide Licensing and
Business Development
Facsimile:	(1 609) 252-6019

with a copy to:

Attention:	Vice President, Alliance Management
Facsimile:	(1 609) 252-7235

or to such other address for such Party as it shall have specified by like notice to the other parties, provided that notices of a change of address shall be effective only upon receipt thereof.  With respect to notices given pursuant to this Section 8.6, (i) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; and (ii) if sent by overnight express courier service, the date of

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delivery shall be deemed to be the next business day after such notice or request was deposited with such service.

8.7           Use of Name.  Except as otherwise provided herein or in the BMS-ImClone Commercial Agreement, none of the parties shall have any right, express or implied, to use in any manner the name or other designation of the other parties or any other trade name, Trademark, Corporate Name or logo of the other parties for any purpose in connection with the performance of this Agreement.

8.8           Public Announcements.  Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by a Party are traded), none of the parties shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any financial terms or any of such Party’s Confidential Information.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other parties with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford the other parties a reasonable opportunity to review and comment upon the proposed text.

8.9           Waiver.  A waiver by any of the parties of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any of the parties.

8.10         Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8.11         Amendment.  No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the parties.

8.12         Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the State of New York without regard to conflict of law principles.

8.13         Disputes.  Any disputes under this Agreement shall be addressed by the JEC, the Finance Committee, the PDC, the JCC and/or the JMC of the BMS-ImClone Commercial Agreement (as such terms are defined in the BMS-ImClone Commercial Agreement).  Any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the

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failure of either Bristol or ImClone to perform or comply with any obligations or conditions applicable to them pursuant to this Agreement shall be finally settled by arbitration pursuant to the terms of Section 16.13(a) of the BMS-ImClone Commercial Agreement.

8.14         Entire Agreement.

(a)           This Agreement, together with the Six-Party Japan Commercial Agreement and the BMS-ImClone Commercial Agreement, and all exhibits, schedules or amendments attached thereto, set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations among them, and none of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Parties to be bound thereby.

(b)           This Agreement is intended to supplement and modify the BMS-ImClone Commercial Agreement with respect to Japan only, and this Agreement is not intended to and shall not in any way change or amend any other provisions of the BMS-ImClone Commercial Agreement applicable to other countries within a Party’s territory.

(c)           The rights of Bristol and ImClone under this Agreement are cumulative to their rights under the BMS-ImClone Commercial Agreement.

(d)           Nothing in this Agreement shall, or is intended in any way to, modify or supplement the Release, Waiver and Covenant Not to Sue, dated as of July 27, 2007, among ImClone, BMS, and E.R. Squibb & Sons, LLC.

8.15         Descriptive Headings.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

8.16         Counterparts.  This Agreement may be executed simultaneously in any number of identical counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[the next page is the signature page]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

BRISTOL-MYERS SQUIBB COMPANY	BRISTOL-MYERS K.K.

By:	By:

IMCLONE SYSTEMS INCORPORATED	E.R. SQUIBB & SONS, LLC

By:	By:

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